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Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction
Lawson Software Benelux, B.V.	The Netherlands
Lawson Software France SARL	France
Lawson Software GmbH	Germany
Lawson Software Limited	United Kingdom
Lawson Software USA, Inc.	Delaware
Lawson Technologies, Inc.	Delaware
Account4, Inc.	Delaware
Keyola Corporation	Florida
Closedloop Solutions, Inc.	Delaware
Apexion Technologies, Inc.	Delaware
Numbercraft Limited	United Kingdom

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  Exhibit 21.1
List of Subsidiaries